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                      December 20, 2022

       Gerard Cremoux
       Chief Executive Officer
       LatAmGrowth SPAC
       Pedregal 24, 8th Floor
       Molino del Rey
       Mexico City, Mexico 11000

                                                        Re: LatAmGrowth SPAC
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed April 13,
2022
                                                            File No. 001-41216

       Dear Gerard Cremoux:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Bill Nelson